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                                                                      Exhibit 5

                                                                  April 6, 1998

W. R. Grace & Co.
One Town Center Road
Boca Raton, Florida 33486-1010

Ladies and Gentlemen:

         You have asked me, as General Counsel of W. R. Grace & Co., a Delaware corporation ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 7,070,101 shares ("Shares") of the Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Company's 1994 Stock Incentive Plan, as amended ("Plan").

         I have examined, or caused to be examined, the Certificate of Incorporation and By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

         Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable shares of the Company's Common Stock.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ROBERT H. BEBER